Consent of Independent Certified Public Accountants


The Board of Directors
CapMAC Holdings Inc.:

We consent to the use of our reports incorporated by reference in Form S-8 for CapMAC Holdings Inc. with respect to the Employee Stock Option Plan of CapMAC Acquisition Corp. and Subsidiaries, the 1994 Stock Option Plan of CapMAC Holdings Inc. and Subsidiaries and the CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan.

Our reports dated January 31, 1996 refer to the Company's adoption at December 31, 1993 of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

                                              KPMG Peat Marwick LLP



New York, New York
June 7, 1996